Exhibit 10(f)

EXECUTION COPY

EMPLOYMENT AGREEMENT
(Stephen Carter)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 10, 2003 by and between Superior Essex Inc. (the “Company”) and Stephen Carter (the “Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on November 10, 2003 (the “Commencement Date”) and ending on November 9, 2007 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with November 10, 2007 and on each anniversary thereof (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.             Position.

a.             During the Employment Term, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company.  In such position, Executive shall have such duties and authority, consistent with such position with the Company, as shall be determined from time to time by the Board of Directors of the Company (the “Board”).  During the Employment Term, Executive also shall serve as a member of the Board without additional compensation.

b.             During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, in any significant respect, with the rendition of such services either directly or indirectly, without the prior written consent of the Board.  The current outside positions of Executive listed on Exhibit A attached hereto shall be approved by the Board at the first meeting of the Board following the Commencement Date.  Notwithstanding the foregoing, Executive may, without the prior approval of the Board, (i) make and manage personal business investments of Executive’s choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal investments) and (ii) serve in any capacity with any civic, educational or charitable organization or any governmental entity or trade association; provided that in each case, and in the aggregate, such activities do not conflict or interfere, in any significant respect, with the performance of Executive’s duties hereunder or conflict with Section 9.

3.             Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $600,000, payable in regular installments in accordance with the Company’s usual payment practices (but not less often than monthly).  Executive’s base salary shall be reviewed annually by the Board, and Executive shall be entitled to such increases in the base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Once increased, such base salary shall not be decreased.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.             Annual Bonus.  With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based upon the achievement of certain performance targets, as reasonably established by the Board in good faith, after consultation with Executive; provided, however, that Executive shall have a target Annual Bonus of 50% of the Base Salary, subject to Executive’s achievement of such performance targets.

5.             Equity Arrangements.

a.             On January 1, 2004 or as soon as practicable thereafter, the Company shall grant Executive 2% of the outstanding shares of the Company’s common stock on the date hereof in the form of 330,000 shares of restricted common stock of the Company (the “Restricted Shares”), which shall be granted pursuant to, and subject to the terms and conditions of, the Superior Essex Inc. 2003 Stock Incentive Plan (the “Stock Incentive Plan”) and a restricted stock agreement, substantially in the form attached hereto as Exhibit B, and, in respect of such grant, Executive shall pay par value of $3,300.  In connection with such purchase, the Company shall pay Executive a lump sum cash signing bonus equal to $5,000, the net amount of which shall be applied to the purchase of the Restricted Shares.

b.             Subject to Executive’s continued employment by the Company, the Restricted Shares shall vest with respect to 12.5% of such Restricted Shares at the end of each six-month period that occurs during the period commencing on the Commencement Date and ending on the fourth anniversary thereof; provided, however, that upon a Change in Control (as defined in the Stock Incentive Plan), any unvested Restricted Shares held by Executive shall become vested.

c.             Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (as defined in Section 8(a) below) or by Executive for Good Reason (as defined in Section 8(c) below) (i) prior to the first anniversary of the Commencement Date, the Restricted Shares, to the extent not then vested, shall vest with respect to the number of Restricted Shares that would have become vested if Executive had remained employed by the Company through the first anniversary of the Commencement Date or (ii) on or after the first anniversary of the Commencement Date, the Restricted Shares shall vest with respect to a percentage of the Restricted Shares equal to (y) the product of (I) 100%, times (II) a fraction, the numerator of which is the number of full months that elapsed during the period commencing on the Commencement Date and ending on Executive’s date of termination and the denominator of which is 48, minus (z) the percentage of Restricted Shares that already had become vested during the Employment Term prior to such termination.

6.             Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time

(collectively, the “Employee Benefits”), on the same basis as those benefits generally are made available to other senior executives of the Company, commensurate with Executive’s position with the Company.

7.             Business Expenses, Legal Fees and Perquisites.

a.             Business and Other Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

b.             Legal Fees.  As soon as practicable after the execution of this Agreement by Executive, the Company shall pay reasonable legal fees and expenses incurred by Executive to Parker, Hudson, Rainer & Dobbs LLP in connection with the negotiation of this Agreement prior to its execution, up to a maximum of $10,000, after presentation of an itemized statement by such counsel with reasonable detail supporting such fees and expenses.

c.             Perquisites.  While employed hereunder, Executive shall be entitled to (i) any perquisites that generally are made available to other senior executives of the Company and (ii) those perquisites set forth on Exhibit C attached hereto.

8.             Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner provided herein.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.             By the Company For Cause or By Executive Resignation Without Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason; provided, however, that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

(ii)  For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued willful failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by Executive in his personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its affiliates in any respect, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its affiliates or (E) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (A), (B) and (D) of this Section 8(a)(ii) shall constitute Cause only if

Executive fails to cure such event, to the reasonable satisfaction of the Board, within 10 days after receipt from the Company of written notice of the event which constitutes Cause.

(iii)  If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)          the Base Salary through the date of termination;

(B)           any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)           reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)          such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.             Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore reasonably likely to be unable for a period of six consecutive months or for an aggregate of nine months in any twelve consecutive month period to perform Executive’s material duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.             By the Company Without Cause or Resignation by Executive for Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

(ii)  For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent, (A) a reduction in Executive’s Base Salary as then in effect, (B) a reduction in Executive’s annual bonus opportunity to less than 50% or a material reduction by the Company of benefits to which Executive is entitled (other than an overall reduction in benefits that affects substantially all full-time employees of the Company), (C) Executive’s removal from the position of CEO of the Company, (D) a material adverse change in Executive’s authority, duties and responsibilities that is substantially inconsistent with Executive’s position as CEO of the Company, (E) a relocation of Executive’s principal place of employment with the Company of more than 35 miles from the Atlanta, Georgia metropolitan area, (F) the Company’s failure to pay amounts to which Executive is entitled under this Agreement or (G) the Company’s giving written notice that it elects not to extend the Employment Term pursuant to Section 1 of this Agreement; provided that any event described in clauses (A) through (F) above shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)          the Accrued Rights; and

(B)           subject to Executive’s continued compliance with the provisions of Sections 9 and 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances), continued payment of the Base Salary for a period of twelve months following the date of such termination; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or similar termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.             Expiration of Employment Term.

(i)  Election Not to Extend the Employment Term.  In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date.  If the Company so elects not to extend the Employment Term, Executive shall be treated as having resigned for Good Reason and Executive’s rights and obligations shall be determined in accordance with Section 8(c)(iii).  If Executive so elects not to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)  Continued Employment Beyond the Expiration of the Employment Term.   Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e.             Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f.              Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

g.             Execution of Release of All Claims.  Upon termination of Executive’s employment for any reason, Executive agrees to execute a release of all claims against the Company and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents (the “Protected Group”), substantially in the form attached hereto as Exhibit D.  Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason, Executive shall not receive any payments or benefits to which Executive may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) (i) if Executive revokes such release or (ii) until eight days after the date Executives signs such release (or until such other date as applicable law may provide that Executive cannot revoke such release).

9.             Non-Competition.

a.             Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)  During the Employment Term and, for a period of twelve months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the wire or cable business of any client or prospective client:

(A)          with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(B)           with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year period immediately preceding Executive’s termination of employment; or

(C)           for whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.

(ii)  During the Restricted Period, Executive will not directly or indirectly:

(A)          engage in any business that manufactures or distributes wire or cable in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures or distributes wire or cable (a “Competitive Business”);

(B)           enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)           acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)          interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(iii)  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)          solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)           hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(v)  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b.             It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.           Confidentiality and Non-Disparagement.

a.             Confidentiality.

(i)  Executive will not at any time (whether during or after Executive’s employment with the Company) (y) retain or use for the benefit, purposes or account of Executive or any other Person, or (z) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)  “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, however, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

(iii)  Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, however, that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv)  Upon termination of Executive’s employment with the Company for any reason, Executive shall: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b.             Non-Disparagement.

(i)  Executive shall not at any time make any oral or written statement about the Company, its affiliates or its shareholders, regarding any of the foregoing’s financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any member of the Protected Group, or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which any such member operates; provided that Executive shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend himself against any statement made by the Company that is intended or reasonably likely to disparage Executive or otherwise degrade Executive’s reputation in the business, industry or legal community in which Executive operates, only if Executive reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

(ii)  The Company shall not issue any press release or make any public statement about Executive which is intended or reasonably likely to disparage Executive, or otherwise degrade Executive’s reputation in the business or industry in which Executive operates; provided that the Company shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend itself against any statement made by Executive that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which such member of the Protected Group operates, only if the Company reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

c.             The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.           Miscellaneous.

a.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.             Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.             Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company and which assumes in writing, or by operation of law, the obligations of the Company hereunder.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided, however, that, unless Executive consents to such assignment (which consent shall not be unreasonably withheld), the Company shall remain secondarily liable for any obligations hereunder.

f.              Set-Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g.             Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h.             Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

210 Interstate North Parkway, Suite 250 Atlanta, Georgia 30339

Attention:

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i.              Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j.              Prior Agreements.  This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

k.             Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 12(k) at the request of the Company and, following Executive’s termination of employment hereunder, the Company shall pay Executive a fee at an hourly rate of $300 for Executive’s performance of obligations under this Section 12(k) at the request of the Company; provided that (i) Executive is not receiving any payments pursuant to Section 8(c) of this Agreement at the time of Executive’s performance of such obligations and (ii) Executive’s cooperation is not in connection with any action, suit or proceeding in respect of which the Company is providing or has provided any payments pursuant to Section 12(m) of this Agreement.

l.              Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m.            Indemnification.  In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was performing services under this Agreement or as an employee, officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Executive against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith.  Such indemnification shall continue as to Executive even if Executive has ceased to be an employee, officer or director of the Company and shall inure to the benefit of Executive’s heirs and estate.  In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive agrees to use the same representation at the Company’s expense; provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel.  In addition, the Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive that is no less favorable than the policy covering other directors and senior officers of the Company.

n.             Legal Fees.  In the event of any dispute with respect to this Agreement which results in a lawsuit, arbitration or other dispute resolution, the person hearing such dispute shall be entitled to award reasonable attorneys’ fees and other costs and expenses incurred in connection with such dispute to the party which prevails in substantially all material respects on the issues presented for resolution, as determined by the person hearing such dispute.

o.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.           Authority.  This Agreement shall be duly approved and authorized by all necessary action of the Company no later than the first meeting of the Board following the Commencement Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUPERIOR ESSEX INC.	EXECUTIVE

/s/ David S. Aldridge	/s/ Stephen Carter
By: David S. Aldridge	Stephen Carter
Title: Chief Financial Officer

EXHIBIT A

CURRENT POSITIONS

True Position – Director

Telewest Communications PLC – Potential Director

EXHIBIT B

FORM OF RESTRICTED STOCK AGREEMENT

EXHIBIT C

PERQUISITES

(1)           The Company shall provide a car allowance to Executive in the amount of $1,500 per month (which is intended to be inclusive of any income taxes owed by Executive as a result of all or any portion of this allowance being determined to be compensation to Executive).

(2)           The Company shall pay 80% of the premiums for Executive (and his dependents) under the Company’s medical insurance plan, plus the first $10,000 of medical expenses and/or premiums not covered by such medical insurance plan or paid for by the Company.

(3)           The Company shall pay the dues for one country club membership for Executive.

(4)           The Company shall reimburse Executive for the telecommunications and computing costs to provide Executive with an effective office capability at home and while traveling.

(5)           The Company shall provide Executive with an annual allowance for financial planning and counseling in accordance with the Company’s policy, but in no event less than $5,000.

EXHIBIT D

RELEASE

In exchange for a portion of the benefits described in the attached Employment Agreement dated as of November 10, 2003 (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release Superior Essex Inc. (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release; provided that such released claims shall not include any claims to enforce your rights (i) under, or with respect to, the Agreement, (ii) to indemnification provided at law or pursuant to the Company’s By-Laws or insurance, (iii) under COBRA or your vested rights under benefit plans or your Restricted Stock Agreement and the Stock Incentive Plan (as defined in the Agreement).  Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity; provided, however, that I may divulge such Confidential Information if I am required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body with apparent jurisdiction to order me to divulge, disclose or make accessible such Confidential Information.

I expressly understand and agree that the Company’s obligations under this Release and the Agreement are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release.  Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC.

I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to Section 8 of the Agreement, but shall not release me from the performance of my obligations under this Release.

I will not apply for or otherwise seek employment with the Released Parties without their written consent.

I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked.  I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period.  Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.  I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Agreement.

This Release is final and binding and may not be changed or modified.

DATE	Stephen Carter

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